Exhibit 10.1

Funko, Inc

2802 Wetmore Avenue

Everett, WA 98201

July 31, 2025

Mike Lunsford

Sent Via Email

Dear Mike:

This letter sets forth the understanding by and between you and Funko, Inc. (the “Company”), regarding the terms of your service as Interim Chief Executive Officer, reporting directly to the Board of Directors (the “Board”) of the Company.

The following delineates the terms of your service:

•

Term: Commencing as of July 5, 2025 (the “Start Date”) through the earlier of (i) the two-month anniversary of the Start Date and (ii) the date the Company hires a replacement Chief Executive Officer (the “Term”).

•	Cash Fee: $75,000 per month, less any applicable deductions and withholdings, payable in accordance with the Company’s regular payroll practices.

•

Equity Grant: Subject to approval by the Board or the Compensation Committee thereof, you will be granted a monthly award of 10,000 restricted stock units under the Company’s 2019 Incentive Award Plan and customary form of award agreement thereunder, with respect to each month during the Term you serve as Interim Chief Executive Officer. The restricted stock unit award with respect to July 2025 will be granted as soon as reasonably practicable following the date hereof, and thereafter each such monthly restricted stock unit award will be granted on the first day of the applicable month during the Term. Each restricted stock unit award shall vest on the last day of the month to which it relates, subject to your continued service with the Company through such date.

•	Benefits: You will be eligible to participate in all employee benefit plans or programs of the Company consistent with such plans and programs of the Company.

•

Expenses: During the Term, the Company agrees to reimburse all reasonable business expenses incurred by you consistent with the Company’s policies regarding reimbursement in the performance of your duties as Interim Chief Executive Officer.

Your service with the Company will be “at will”, and either you or the Company may terminate your service at any time for any reason, with or without cause.

This letter may be amended only by a subsequent writing signed by both parties. The resolution of any disputes under this letter will be governed by the laws of the State of Washington.

Please confirm your acceptance of the terms of this letter by signing below and returning to me.

Sincerely Yours,

FUNKO, INC.

By:	/s/ Tracy Daw
Tracy D. Daw
Chief Legal Officer

/s/ Michael Lunsford	7/31/25
Michael Lunsford
ACCEPTED BY: MIKE LUNSFORD	DATE